PURCHASE AND SALE AGREEMENT

            This Purchase and Sale Agreement (this “Agreement”), is made and entered as of May 26, 2016, among STRATHMORE RESOURCES US, LTD., a Nevada corporation (“Buyer”), ENERGY FUELS INC., an Ontario corporation (“EFI”), SC CLEAN ENERGY, INC., a Delaware corporation ("SCC"), and SUMMIT NEW ENERGY HOLDING, LLC, a Delaware limited liability company (“SNEH”) (SCC and SNEH are individually and collectively referred to herein as “Seller” and “Sellers,” respectively).

RECITALS

            A.        Buyer and Sellers are all of the members of Roca Honda Resources, LLC, a Delaware limited liability company (the “Company”), and are parties to a Limited Liability Company Agreement dated July 26, 2007, as amended (the “Operating Agreement).

            B.        Buyer and Sellers own 100% of the issued and outstanding Ownership Interests (as defined in the Operating Agreement) in the Company, with Buyer owning a 60% Ownership Interest, SCC owning a 34% Ownership Interest and SNEH owning a 6% Ownership Interest.

            C.        The Company owns the Roca Honda Project, which is comprised of all mineral rights held by the Company in Sections 9, 10 and 16 in Township 13 North, Range 8 West N.M.P.M (the “Project”).

            D.        The Buyer wishes to purchase the Sellers’ respective Ownership Interests in the Company, and the Sellers wish to sell such Ownership Interests to the Buyer, upon all of the terms and conditions set forth herein.

AGREEMENT

            In consideration of the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

            In addition to terms defined elsewhere in this Agreement, the following terms have the meanings specified or referred to in this Article 1:

            “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            “Agreement” has the meaning set forth in the preamble.

            “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are closed for business.

            “Canadian Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Toronto, Ontario are closed for business.

            “Closing Date” has the meaning set forth in Section 2.3. "Closing EFI Shares" has the meaning set forth in Section 2.2.

            “Dollars” or “$” means the lawful currency of the United States.

            “Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right of first refusal, pre-emptive right, contractual or other right or other similar encumbrance, but not including any rights or restrictions under the Operating Agreement.

            "EFI Shares" has the meaning set forth in Section 2.2.

             “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

            “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

             “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

            “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

            “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

            “Purchase Price” has the meaning set forth in Section 2.2.

            “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

             “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

            “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "VWAP" is the volume-weighted average price for EFI Shares on the NYSE MKT, calculated by (i) multiplying the price by the number of shares for each trade on the NYSE MKT over a specified period of time, (ii) adding the results for all the trades and (iii) dividing that by the number of shares traded.

ARTICLE 2
PURCHASE AND SALE

2.1        Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign and convey, and Buyer shall purchase and accept, (i) all of the Ownership Interests in the Company owned by Sellers (a total of a 40% Ownership Interest, made up of a 34% Ownership Interest from SCC and a 6% Ownership Interest from SNEH) and all rights and benefits related thereto, under the Operating Agreement, or pursuant to applicable laws, including, without limitation, all capital, capital accounts, voting rights, rights to share in profits and losses, rights to distributions, marketing rights and other rights and benefits, and (ii) all right, title and interest of Sellers in and to the Project, free and clear of all Encumbrances, for the consideration specified in Section 2.2. Sellers and Buyer waive any rights or restrictions under the Operating Agreement (including any rights of first refusal) with respect to such sale of the Sellers’ Ownership Interests to Buyer hereunder, and consent and approve of such sale.

2.2        Purchase Price. The purchase price (the “Purchase Price”) for all of the Sellers’ Ownership Interests and other rights and interests set forth in Section 2.1 above shall be comprised of the following:

                          (a)        For Sellers’ Ownership Interests under the Operating Agreement, the issuance by EFI to Sellers at Closing of a number of Common Shares, without par value, of EFI (the “EFI Shares”), equal to $2,800,000 divided by the VWAP on the NYSE MKT for EFI's Shares for the ten (10) trading days ending on the day prior to the Closing Date, rounded down to the nearest whole share (the "Closing EFI Shares"); and

                          (b)        For Sellers’ rights in the Project and other rights not covered under Section 2.2(a) above, a cash payment in the amount of $4,500,000, which shall be paid by wire transfer of immediately available funds within 30 days following the date “Commercial Production,” as defined hereinafter, is achieved from the Project. Commercial Production means the mining of ore from the Project and the processing of such ore to create the first 100,000 pounds of U3O8 contained in natural uranium concentrates that meets the standard specifications of the ConverDyn conversion facility, Metropolis, Illinois, for natural uranium concentrates. For clarity, Buyer shall not be under any obligation to bring the Project into production or achieve Commercial Production, all of which shall be determined by Buyer in its sole and absolute discretion.

The Purchase Price shall be allocated and paid to Sellers (i) based on their respective Ownership Interests in the Company sold to Buyer hereunder (with SCC receiving 85% and SNEH receiving 15% of the Purchase Price), or (ii) on such other basis as directed by SCC and SNEC jointly in a signed writing delivered to Buyer prior to Closing.

Once Commercial Production has occurred, Sellers shall designate the bank account for the payment of the $4,500,000 under Section 2.2(b) at that time and Buyer shall pay the amount to such bank account by wire transfer and the expenses, such as bank charge, etc., for the fund transfer shall be borne by Buyer.

2.3          Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Sellers’ Ownership Interests in the Company (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Buyer at 225 Union Blvd., Suite 600, Lakewood, Colorado 80228 on or before May 27, 2016, or at such other time and place as is mutually agreeable to the parties (the “Closing Date”).

Transactions to be Effected at the Closing. At the Closing, the following shall occur:

                          (a)        Buyer shall deliver to Sellers:

                                        (i)        The Closing EFI Shares in accordance with Section 2.2.

                                        (ii)       a receipt dated as of the Closing Date certifying that the full purchase price for the Closing EFI Shares has been delivered by the Sellers to the Buyer on the Closing Date.

                                        (iii)      all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.3.

                          (b)        Sellers shall deliver to Buyer:

                                        (i)        The Transfer, Bill of Sale and Assignment from each Seller, in substantially the forms attached hereto as Exhibit A, evidencing the transfer and conveyance of the Ownership Interests in the Company from each Seller to Buyer, free and clear of all Encumbrances;

                                        (ii)       all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 6.2.

2.4          Holding Period. Sellers and Buyer agree hereby that the holding period required under Rule 144 of the 1933 Act (defined below) for the Closing EFI Shares shall commence from the Closing Date, provided that the full purchase price for the Closing EFI Shares is delivered by the Seller to the Buyer on the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

            Sellers, jointly and severally, represent and warrant to the Buyer and EFI the following:

3.1        Organization. Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

3.2        Due Authorization, Execution and Delivery; Enforceability. Each Seller has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Seller, the performance by each Seller of its obligations hereunder, and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action of each Seller and each of its parent entities. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3        No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of such Seller, any of such Seller’s parent entities, or the Company; (b) conflict with, violate, result in a breach of, or constitute a default under any contract to which such Seller or any of such Seller’s parent entities or the Company is a party, bound or affected; (c) result in the creation or imposition of any Encumbrance against or upon such Seller’s Ownership Interests in the Company or the Company; or (d) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.4          Transfer of the Ownership Interests.

                          (a)        Each Seller is the legal and beneficial owner of its Ownership Interests in the Company and will transfer to Buyer at Closing good title to such Ownership Interests, free and clear of any Encumbrance.

                          (b)        Except for the Ownership Interests owned by Sellers and Buyer, there are no outstanding membership interests, shares, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the ownership of the Company or obligating either Seller or the Company to issue or sell any membership interest of, or any other interest in, the Company. The Company does not have outstanding, nor has it authorized any stock or membership interest appreciation, phantom stock or membership interest, profit participation or similar rights. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interest in the Company.

3.5          Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to each Seller’s knowledge, threatened against either Seller, any Affiliate of either Seller, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.6          Brokers; Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller.

3.7          EFI Shares Securities Matters. In connection with the delivery of the Closing EFI Shares to Sellers:

                          (a)        Each Seller understands and agrees that the Closing EFI Shares have not been and will not be registered under the Securities Act of 1933 Act, as amended (the “1933 Act”), or applicable securities laws of any state of the United States, and the Closing EFI Shares are being offered and sold by EFI to each Seller in reliance upon the exemption from the registration requirements of the 1933 Act set forth in Section 4(a)(2) of the 1933 Act;

                          (b)        Each Seller is obtaining the Closing EFI Shares for its own account for investment purposes only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Closing EFI Shares in the United States or to, or for the account or benefit of a U.S. Person; provided, however, this paragraph shall not restrict each Seller from selling or otherwise disposing of any of the Closing EFI Shares pursuant to registration thereof pursuant to the 1933 Act and any applicable securities laws of any state of the United States or under an applicable exemption from such registration requirements;

                          (c)        Each Seller understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state laws and regulations, and pursuant to the process set forth in Section 5.16(b), the certificates representing the Closing EFI Shares, and all securities issued in exchange therefor or in substitution thereof, will bear a legend in substantially the following form (the “U.S. Legend”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF ENERGY FUELS INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF SUBPARAGRAPH (B), (C) OR (D), THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. NOTWITHSTANDING THE FOREGOING, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.”

Certificates evidencing the Closing EFI Shares shall not be required to contain the U.S. Legend set forth above (i) following any sale pursuant to an effective registration statement covering the resale of such Closing EFI Shares, (ii) following any sale of such Closing EFI Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of EFI), (iii) following any sale of such Closing EFI Shares if such Closing EFI Shares are eligible to be sold, assigned or transferred under Rule 144 (provided that a Seller provides EFI with reasonable assurances that such Closing EFI Shares are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of Seller’s counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that such Seller provides EFI with an opinion of counsel of such Seller, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Closing EFI Shares may be made without registration under the applicable requirements of the 1933 Act and that such restrictive U.S. Legend is no longer required, (v) following twelve months after the Closing Date pursuant to Rule 144 provided that the full purchase price for the Closing EFI Shares is delivered by the Seller to the Buyer on the Closing Date or (vi) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC), provided that such Seller provides EFI with an opinion of counsel of such Seller, in a generally acceptable form, to the effect that such legend is not required under applicable requirements of the 1933 Act;

                          (d)        Each Seller has had the opportunity to ask questions of and receive answers from EFI regarding the acquisition of the Closing EFI Shares, and has received all the information regarding EFI that it has requested;

                          (e)        Each Seller consents to EFI making a notation on its records or giving instruction to the registrar and transfer agent of EFI in order to implement the restrictions on transfer with respect to the Closing EFI Shares set forth and described herein and understands that EFI may instruct its registrar and transfer agent not to record any transfer of any securities of EFI without first being notified by EFI that it is satisfied that such transfer is exempt from or not subject to the registration requirements of the 1933 Act and applicable securities laws of any state of the United States;

                          (f)        Each Seller received and accepted the offer of the Closing EFI Shares at Buyer's office in Lakewood, Colorado;

                          (g)        Each Seller acknowledges that the Closing EFI Shares are highly speculative in nature and such Seller has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the Closing EFI Shares, each Seller has not relied upon EFI for investment, legal or tax advice, or other professional advice, and has in all cases sought or elected not to seek the advice of its own personal investment advisers, legal counsel and tax advisers. Each Seller is able, without impairing its financial condition, to bear the economic risk of, and withstand a complete loss of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interest in connection with its investment in the Closing EFI Shares;

                          (h)        The Closing EFI Shares will be issued in reliance on the exemption from Canadian prospectus requirements set out in Section 2.13 of National Instrument 45-106 – Prospectus Exemptions adopted by the Canadian Securities Administrators and will be subject to a four-month restricted period under Section 2.5 of National Instrument 45-102 – Resale of Securities adopted by the Canadian Securities Administrators. Accordingly, the certificates representing the Closing EFI Shares will also bear the following additional legend (the “Canadian Legend”):

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]”

            (i)        The certificate(s) evidencing the Closing EFI Shares shall also bear an additional legend (the “TSX Legend”) as required by Section 607.1 of the TSX Company Manual, substantially in the form below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

In accordance with Section 607.1 of the TSX Company Manual, the TSX Legend may be removed at such time as both the Canadian Legend and the U.S. Legend have been removed. At such time, EFI shall cause its transfer agent to remove such restrictive legends and provide Sellers with one or more certificates for the EFI Shares as instructed by Sellers free from any restrictive legends, pursuant to Section 5.16(b) below.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND EFI

            Buyer and EFI jointly and severally represent and warrant to Sellers that except as set forth in the Buyer Disclosure Schedules:

4.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Nevada, and EFI is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada.

4.2          Due Authorization, Execution and Delivery; Enforceability. Each of Buyer and EFI has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Buyer and EFI, the performance by each of Buyer and EFI of its obligations hereunder and the consummation by each of Buyer and EFI of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by each of Buyer and EFI and constitutes the legal, valid and binding obligation of each of Buyer and EFI, enforceable against each of Buyer and EFI in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3          No Conflicts; Consents. The execution, delivery and performance by Buyer and EFI of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of Buyer or EFI; (b) conflict with, violate, result in a breach of, constitute a default under any contract to which Buyer or EFI is a party, bound or affected, or (c) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or EFI. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or EFI in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.4          Brokers; Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or EFI.

4.5          Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s or EFI’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6          EFI Securities Matters. EFI represents, warrants, covenants and certifies to and with the Sellers that, as of the Closing (i) the issuance of the Closing EFI Shares has been duly authorized by EFI, (ii) upon issuance and delivery to Seller in accordance with Section 2.2, the Closing EFI Shares will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights or Encumbrances; and (iii) the delivery of the Closing EFI Shares will not trigger any action or event under the Shareholder Rights Plan Agreement dated February 3, 2009, between EFI and CST Trust Company (initially entered into with CIBC Mellon Trust Company and later novated to CST Trust Company), as may be further amended, supplemented or restated from time to time.

4.7          Acknowledgement in Respect of EFI Shares. EFI acknowledges and agrees that each Seller is acting solely in the capacity of an arm’s length seller with respect to the transactions contemplated hereby and that the Sellers are not, individually or collectively, (i) an “affiliate” (as defined in Rule 144) of EFI or (iii) a “beneficial owner” of more than 10% of the EFI Shares (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). EFI further acknowledges that no Sellers are acting as a financial advisor or fiduciary of EFI or any of its Subsidiaries (or in any similar capacity) with respect to the transactions contemplated hereby, and any advice given by a Seller or any of its representatives or agents in connection with the transactions contemplated hereby is merely incidental to such Seller’s disposition of its Ownership Interests. EFI further represents to each Seller that EFI’s and Buyer’s decision to enter into the transactions contemplated hereby has been based solely on the independent evaluation by EFI, the Buyer and their respective representatives.

4.8          No General Solicitation; Placement Agent’s Fees. Neither EFI, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Closing EFI Shares. EFI shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of the transactions contemplated hereby (other than any such fees or commissions incurred by Sumitomo Sellers for their own account). EFI shall pay, and hold each Seller harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

4.9.          No Integrated Offering. None of EFI or any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any Closing EFI Shares under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Closing EFI Shares to require approval of stockholders of EFI for purposes of the 1933 Act or under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of EFI are listed or designated for quotation. None of EFI or any of its Affiliates nor any Person acting on their behalf will take any action or steps that would cause the offering of the Closing EFI Shares to be integrated with other offerings of securities of EFI.

4.10        SEC Documents; Since January 1, 2014, EFI has timely filed with or furnished to the U.S. Securities Exchange Commission (“SEC”), and has heretofore made available to Sellers true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), required to be filed, furnished or submitted by it with the SEC or mailed to its shareholders pursuant to the 1933 Act, the 1934 Act or rules promulgated thereunder (collectively, the “EFI SEC Reports”). As of their respective dates (or, if any EFI SEC Reports were amended, as of the date such amendment was filed with the SEC), each EFI SEC Report, including any financial statements or schedules included therein and as amended, if amended, (i) complied in all material respects with all applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the applicable rules promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of EFI included in the EFI SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles or the International Financial Reporting Standards, as applicable, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of EFI as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

4.11        Shell Company Status. EFI is not, and has never been, an issuer identified in, or subject to, Rule 144(i).

ARTICLE 5
COVENANTS

5.1          Confidentiality.

                          (a)        Buyer and EFI shall each hold in confidence any and all information, whether written or oral, concerning Sellers, except to the extent that Buyer or EFI can show that such information (i) is generally available to or known by the public through no fault of Buyer or EFI or their respective Representatives; (ii) is lawfully acquired by Buyer or EFI from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed by applicable Law or judicial or administrative process. If Buyer or EFI or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer or EFI, as the case may be, shall promptly notify Sellers in writing and shall disclose only that portion of such information which Buyer or EFI is advised by its counsel is legally required to be disclosed, provided, that Buyer or EFI, as the case may be, shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

                          (b)        Each Seller shall hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning Buyer, EFI and the Company, except to the extent that such Seller can show that such information (i) is generally available to or known by the public through no fault of such Seller or any of its Affiliates or Representatives; (ii) is lawfully acquired by such Seller from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed by applicable Law or judicial or administrative process. If either Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, provided, that such Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2          Governmental Approvals and Other Third-Party Consents. Each party hereto shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement on the Closing Date. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

5.3          Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.4          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and EFI shall cooperate with respect thereto as necessary).

5.5          Capital Accounts. Upon Closing, Buyer shall succeed to the Capital Account of each Seller in the Company, except as provided in Treas. Reg. § 1.704 -1(b)(2)(iv).

5.6          Resignations. Upon Closing, each Seller resigns from all manager and others positons held with the Company, Sellers’ appointees on the Management Committee of the Company shall be deemed to have resigned, and Sellers shall deliver resignations of such appointees at Closing.

5.7          Investor Relations and Marketing. Nothing in this Agreement shall restrict Buyer, EFI and their Affiliates from engaging in such investor relations or marketing activities as they determine to be in their best interests prior to Closing, provided that such investor relations or marketing activities are not entered into for the purpose of manipulating the number of EFI Shares to be issued to Sellers as of Closing.

5.8          Expenses and Remaining Cash. Regardless of the amounts actually spent by the Company in 2016, Sellers will be responsible to pay to Buyer at Closing $204,228, which is 40% of the $510,570 Company budget for the first quarter of 2016. This amount of $204,228 will be deducted from the $276,946 amount available in Sellers’ accounts with the Company as at the date of execution of this Agreement, and the remaining balance of $72,718 will be returned to Sellers at the Closing, pro rata in accordance with their Ownership Interests in the Company. Sellers will not be responsible for the payment of any amounts of the Company’s budget for the second, third or fourth quarters of 2016, or any non-budgeted amounts.

5.9          Transfer of Sellers’ Rights under Operating Agreement. Upon Closing, Sellers agree that all of its rights relating to Company and the Project and under the Operating Agreement, including without limitation its rights to a Sales and Marketing Agreement with SCC or SCC’s parent company as contemplated by Section 3.3(b) of the Operating Agreement, shall be transferred to Buyer.

5.10        Mutual Release. Effective upon Closing and except for all of the rights and obligations of the parties expressly set forth in this Agreement, Buyer and all of its Affiliates, stockholders, members, managers, directors, officers, employees, agents, attorneys, accountants, representatives, successors and assigns (collectively, the “Buyer Parties”), on the one hand, and Sellers, and their respective Affiliates, stockholders, members, managers, directors, officers, employees, agents, attorneys, accountants, representatives, successors and assigns (collectively, the “Seller Parties”), on the other hand, hereby fully and forever release and discharge each other and all predecessors in interest of each of the parties with respect to any and all known or unknown claims, obligations, liabilities, damages, costs, expenses and causes of action, of every nature kind and description, at law, in equity or otherwise, which arise out of or in any way relate to, directly or indirectly, the Company, the Operating Agreement or the Project on and prior to the date of this Agreement.

5.11        Post Closing. Following Closing, the parties shall comply with the following:

                          (a)        Within 10 days following each six-month anniversary following Closing until Buyer has paid Sellers the $4,500,000 under Section 2.2(b), Buyer shall provide Sellers with a brief written report regarding the status of the Project, and whether or not Commercial Production has occurred or is scheduled upon Seller’s request.

                          (b)        Any sales of the Closing EFI Shares by or on behalf of Sellers after the Closing will be in an orderly manner, without undue influence on the market price of the EFI Shares.

                          (c)        Sellers or their Affiliates shall have a right of first refusal to act as sole agent for marketing any production from the Project to utilities geographically located in Japan, in accordance with the following provisions. If Buyer or its Affiliates desire to appoint a third party agent for sales and marketing of production from the Project to utilities geographically located in Japan, Buyer shall so notify Seller of its desire and the parties shall attempt to reach agreement on all of the terms and conditions applicable to appointing Seller as such agent. If the parties are unable to reach such agreement within 60 days after Sellers’ receipt of Buyer’s notice, Buyer may seek and obtain an offer from an agent and notify Sellers of the terms and conditions offered by such agent. Sellers shall have the right to match the same terms and conditions offered by such agent by notice to Buyer given within 10 days after receipt of Buyers notice of the terms and conditions offered by the agent. If Sellers decline to match the terms and conditions offered by the agent or Sellers fail to notify Buyer within such 10-day period, Sellers rights under this Section 5.11(c) shall terminate and be null and void and Buyer may enter into an agreement with the agent or any other party.

5.12        Listing. EFI shall promptly secure the listing or designation for quotation (as the case may be) of all of the Closing EFI Shares upon each national securities exchange and automated quotation system, if any, upon which the EFI Shares are then listed or designated for quotation (as the case may be) (subject to official notice of issuance) and shall use commercially reasonable efforts to maintain such listing or designation for quotation (as the case may be) of all EFI Shares on such national securities exchange or automated quotation system for a period of twelve months after the Closing Date. EFI shall use commercially reasonable efforts to maintain the EFI Shares’ listing or authorization for quotation (as the case may be) on the Toronto Stock Exchange and any of The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market or the Nasdaq Global Select Market (each, an “Eligible Market”) for a period of twelve months after the Closing Date. Neither EFI nor any of its Affiliates shall take any action which could be reasonably expected to result in the delisting or suspension of the EFI Shares on an Eligible Market for a period of twelve months after the Closing Date, provided that nothing in this Agreement would prohibit EFI from entering into a business combination or any other transaction that would result in EFI terminating its listing or designation for quotation (as the case may be) of the EFI Shares on any national securities exchange or automated quotation system. EFI shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.12.

5.13        Reporting Status. Until twelve months after the Closing Date, EFI shall use commercially reasonable efforts to timely file all reports required to be filed with the SEC pursuant to the 1934 Act and to continue its status as an issuer required to file reports under the 1934 Act, provided that nothing in this Agreement would prohibit EFI from entering into a business combination or any other transaction that would result in EFI terminating its status as an issuer required to file reports under the 1934 Act.

5.14        Pledge of Closing EFI Shares. Notwithstanding anything to the contrary contained in this Agreement, EFI acknowledges and agrees that, subject to compliance will all applicable laws, the Closing EFI Shares may be pledged by Sellers in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Closing EFI Shares. No Seller effecting a pledge of Closing EFI Shares shall be required to provide EFI with any notice thereof. EFI hereby agrees to execute and deliver such documentation as a pledgee of the Closing EFI Shares may reasonably request in connection with a pledge of the Closing EFI Shares to such pledgee by a Seller.

5.15        Additional Registration Statements. Until the Applicable Date (as defined below) and at any time thereafter EFI fails for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or EFI has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and EFI shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Current Public Information Failure”), EFI shall not file a registration statement under the 1933 Act relating to securities that are not the Closing EFI Shares (other than a registration statement on Form S-8 or such supplements or amendments to registration statements that are outstanding and have been declared effective by the SEC as of the date hereof (solely to the extent necessary to keep such registration statements effective and available)). “Applicable Date” means the first date on which all of the Closing EFI Shares are eligible to be resold by the Sellers pursuant to Rule 144 (or, if a Current Public Information Failure has occurred and is continuing, such later date after which EFI has cured such Current Public Information Failure)

5.16        Transfer Agent Instructions and Legends for the Closing EFI Shares.

                          (a)        Transfer Agent Instructions. Six months after the Closing Date, provided that the full purchase price is delivered by the Seller to the Buyer for the Closing EFI Shares on the Closing Date (or six months after the date such full purchase price is delivered, if otherwise), EFI shall issue irrevocable instructions to its transfer agent and any subsequent transfer agent (as applicable, the “Transfer Agent”) in a form acceptable to each of the Sellers (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of each Seller or its respective nominee(s), for the Closing EFI Shares. EFI represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5.16(a), and stop transfer instructions to give effect to Section 3.7(c) hereof, will be given by EFI to its transfer agent with respect to the Closing EFI Shares, and that the Closing EFI Shares shall otherwise be freely transferable on the books and records of the EFI, as applicable, to the extent provided in this Agreement. If a Seller effects a sale, assignment or transfer of the Closing EFI Shares in accordance with Section 3.7(c), EFI shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Seller to effect such sale, transfer or assignment, and shale provide any documents reasonably requested by the transfer agent. In the event that such sale, assignment or transfer involves Closing EFI Shares transferred pursuant to an effective registration statement or in compliance with Rule 144, the transfer agent shall issue such shares to such Seller, assignee or transferee (as the case may be) without any restrictive legend in accordance with Section 5.16(b) below. EFI acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Seller. Accordingly, EFI acknowledges that the remedy at law for a breach of its obligations under this Section 5.16(a) will be inadequate and agrees, in the event of a breach or threatened breach by EFI of the provisions of this Section 5.16(a), that a Seller shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. Any fees (with respect to the transfer agent, counsel to EFI or otherwise) associated with the issuance of any opinion or the removal of any legends on any of the Closing EFI Shares shall be borne by EFI.

                          (b)        Removal of Legends. If a U.S. Legend and a Canadian Legend is not required, EFI shall no later than three (3) Canadian Business Days following the delivery by a Seller to EFI’s transfer agent (with notice to EFI and an email notification to cdelima@canstockta.com) of a legended certificate representing such Closing EFI Shares (endorsed or with stock powers attached, medallion guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from such Seller as may be reasonably required by EFI, its legal counsel or EFI’s transfer agent (including the submission of the deposit/withdrawal at custodian (DWAC) instructions from the broker of the purchaser of such Closing EFI Shares, if applicable), as directed by such Seller, either: (A) provided that EFI’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program, credit the aggregate number of EFI Shares to which such Seller is entitled to such Seller’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the EFI’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to such Seller, a certificate representing such EFI Shares that is free from all restrictive and other legends, registered in the name of such Seller or its designee (the date by which such credit is so required to be made to the balance account of such Seller’s or such Seller’s designee with DTC or such certificate is required to be delivered to such Seller pursuant to the foregoing is referred to herein as the “Required Delivery Date”). EFI shall be responsible for any transfer agent fees or DTC fees with respect to any issuance EFI Shares or the removal of any legends with respect to any Closing EFI Shares in accordance herewith.

                          (c)        Failure to Timely Deliver; Buy-In. In addition to any other rights available to the Sellers, if Sellers have made all notifications and deliveries to the Transfer Agent and EFI contemplated by paragraph (b), EFI fails, for any reason or for no reason, to issue and deliver (or cause to be delivered) to a Seller (or its designee) by the later of the Required Delivery Date and three (3) Canadian Business Days after receipt by the Transfer Agent and EFI of all such required notifications and deliveries, and if after such date such Seller is required by its broker to purchase (in an open market transaction or otherwise) or such Seller’s brokerage firm otherwise purchases, EFI Shares to deliver in satisfaction of a sale by such Seller of the Closing EFI Shares (a “Buy-In”), then EFI shall (1) pay in cash to the Seller the amount by which (x) the Seller’s total purchase price (including brokerage commissions, if any) for the EFI Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Closing EFI Shares that EFI was required to deliver times (B) the price at which the sell order giving rise to such purchase obligation was executed. For example, if such Seller purchases EFI Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted sale of Closing EFI Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence EFI shall be required to pay such Seller $1,000. Such Seller shall provide EFI with written notice indicating the amounts payable to such Seller in respect of the Buy-In and, upon request of EFI, evidence of the amount of such loss. Nothing shall limit such Seller’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to EFI’s failure to timely deliver certificates representing EFI Shares (or to electronically deliver such shares) as required pursuant to the terms hereof.

                          (d)        Removal of Legend After Holding Period. The Sellers shall submit a request to EFI’s transfer agent, pursuant to Section 5.16(b), to remove all remaining U.S. Legends and Canadian Legends on the Closing EFI Shares within (3) Canadian Business Days after the twelve month holding period required under Rule 144 of the 1933 Act has lapsed.

5.17        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS TO CLOSING

6.1          Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                          (a)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

                          (b)        Each party shall have received all consents, authorizations, orders and approvals needed for such party to complete the transactions hereunder, and no such consent, authorization, order or approval shall have been revoked.

6.2          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

                          (a)        The representations and warranties of Sellers contained in Article 3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date);

                          (b)        Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.

                          (c)        Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 6.2 (a) and (b) have been satisfied.

                          (d)        Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

                          (e)        Sellers shall have delivered to Buyer an executed Transfer, Bill of Sale and Assignment, substantially in the form attached hereto as Exhibit A, free and clear of all Encumbrances.

                          (f)        Each Seller shall have delivered to Buyer a Certificate of Non-Foreign Status, as contemplated by Section 1445 of the US Internal Revenue Code.

                          (g)        Buyer shall have received approval from the Toronto Stock Exchange for the transactions hereunder, including approval for issuance of the EFI Shares to Sellers hereunder.

                          (h)        Each Seller shall have delivered to the Buyer a written resignation of each of the Seller’s representatives on the Management Committee of the Company.

                          (i)        Sellers shall have delivered to Buyer a letter of the waiver of Sellers of their any rights or restrictions under the Operating Agreement (including any rights of first refusal) with respect to the sale of Sellers’ Ownership Interests to Buyer hereunder.

6.3          Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

                          (a)        The representations and warranties of Buyer contained in Article 4 shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

                          (b)        Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

                          (c)        Buyer shall have delivered to Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3 (a) and (b) have been satisfied.

                          (d)        Buyer shall have received approval from the Toronto Stock Exchange for the transactions hereunder, including approval for issuance of the EFI Shares to Sellers hereunder.

                          (e)        Buyer shall have delivered the Closing EFI Shares to Sellers in accordance with Section 2.2.

                          (f)        Buyer shall have delivered to Sellers a letter of the waiver of Buyer of its any rights or restrictions under the Operating Agreement (including any rights of first refusal) with respect to the sale of Sellers’ Ownership Interests to Buyer hereunder.

ARTICLE 7
INDEMNIFICATION

7.1          Survival. Subject to the limitations and other provisions of this Agreement, each party’s representations, warranties and indemnities contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from one party to another party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.2          Indemnification by Seller. Sellers, jointly and severally, shall indemnify Buyer and EFI against, and shall hold Buyer and EFI harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer or EFI based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure by Sellers to perform any of their covenants, agreements or obligations in this Agreement.

7.3          Indemnification by Buyer and EFI. Buyer and EFI, jointly and severally, shall indemnify Sellers against, and shall hold Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of Buyer or EFI contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure by Buyer or EFI to perform any of their covenants, agreements or obligations in this Agreement.

ARTICLE 8
TAX MATTERS

8.1          Taxes Attributable to Pre-Closing Period and Post Closing Period. Sellers and Buyer shall each be responsible for its allocable share of income or loss, if any, of the Company for all taxable periods ending on or before the Closing Date. Buyer shall include 100% of the Company’s income or loss, if any, in Buyer’s tax return for the taxable periods after the Closing Date.

8.2          Tax Refunds and Tax Benefits. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of a taxable period) ending on or before the Closing Date shall be shared by both Sellers and Buyer according to the terms of the Company’s operating agreement.

8.3          Returns.

                          (a)        Buyer shall prepare and file all Tax Returns relating to the Company for the taxable period ending on or before the Closing Date. The Company shall furnish Tax information to Sellers for inclusion in Seller’s federal consolidated income Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                          (b)        Buyer shall prepare and file (or cause the Company to prepare and file) all Tax Returns that relate to the Company for taxable periods ending after the Closing Date; it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of Buyer, except for Taxes that are attributable to the pre-Closing period. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law. With respect to any Tax Return required to be filed with respect to the Company after the Closing Date and as to which Taxes are allocable to Sellers, Buyer shall provide Sellers and its authorized Representative with a copy of such completed Tax Return and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Sellers at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and Sellers and its authorized Representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Sellers and Buyer agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by Sellers or its authorized representative.

8.4          Tax Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Buyer shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.

8.5          Tax Covenants. Neither Buyer nor any Affiliate of Buyer shall take, or cause or permit the Company to take, any action or omit to take any action which could increase Sellers’ liability for Taxes.

ARTICLE 9
TERMINATION

9.1          Termination. This Agreement may be terminated at any time prior to the Closing:

                     (a)        by the mutual written consent of Seller and Buyer;

                     (b)        by Buyer by written notice to Seller if:

                                   (i)        Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 and such breach, inaccuracy or failure cannot be cured by Sellers by the Closing Date; or

                                   (ii)       any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer or EFI to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

                     (c)        by Sellers by written notice to Buyer if:

                                   (i)        Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or EFI pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 and such breach, inaccuracy or failure cannot be cured by Buyer or EFI by the Closing Date; or

                                   (ii)       any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                     (d)        by Buyer or Seller in the event that:

                                   (i)        there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

                                   (ii)       any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, the provisions of Section 5.1 (Confidentiality), 5.3 (Public Announcement), and Article 10 (Miscellaneous) shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of any provision hereof prior to termination.

ARTICLE 10
MISCELLANEOUS

10.1        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Sellers:	SC CLEAN ENERGY, INC.
8055 East Tufts Avenue Suite 800
Denver, Colorado 80237, USA
Attention: President & CEO
Email: hideo.shimada@sumitomocorp.com
           hideto.konishi@sumitomocorp.com

SUMMIT NEW ENERGY HOLDING, LLC
8055 East Tufts Avenue Suite 800
Denver, Colorado 80237, USA
Attention: President
Email: kyo.onojima@sumitomocorp.com
           Takayuki.kita@sumitomocorp.com

Copy to:
SUMITOMO CORPORATION
1-8-11 Harumi, Chuo-ku, Tokyo 104-8610, Japan
Attention: General Manager, Coal & Nuclear
Email: eklkz-org@sumitomocorp.com

If to Buyer:	Strathmore Resources US, Ltd.
225 Union Blvd., Suite 600
Lakewood, Colorado 80228
USA
Attention: Stephen P. Antony
Email: santony@energyfuels.com
Fax: 303-974-2141

10.3        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.4        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5        Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

10.6        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.7        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.9        Governing Law; Submission to Jurisdiction.

                                 (a)        This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

                                 (b)        Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10    Limitation on Damages. In no event shall any party be liable to any other party for any punitive, incidental, consequential, or special damages relating to the breach or alleged breach of this Agreement.

10.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

The parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Sellers:	Buyer:

SC CLEAN ENERGY, INC., a Delaware	STRATHMORE RESOURCES US, LTD., a
corporation	Nevada corporation

By: /s/ Hideo Shimada	By: /s/ Stephen P. Antony

Name: Hideo Shimada	Name: Stephen P. Antony

Title: President and CEO	Title: President & CEO

SUMMIT NEW ENERGY HOLDING, LLC,	EFI:
a Delaware limited liability company	ENERGY FUELS INC., an Ontario
corporation

By: /s/ Kyo Onojima	By: /s/ Stephen P. Antony

Name: Kyo Onojima	Name: Stephen P. Antony

Title: President	Title: President & CEO

EXHIBIT A
TRANSFER, BILL OF SALE AND ASSIGNMENT (SC CLEAN ENERGY, INC.)

       THIS TRANSFER, BILL OF SALE AND ASSIGNMENT (the “Assignment”), executed and effective as of this __day of May, 2016 (the “Effective Date”), is made by and between SC CLEAN ENERGY, INC., a Delaware corporation (“Seller”) and STRATHMORE RESOURCES US, LTD., a Nevada corporation (“Buyer”).

WHEREAS, Seller, SUMMIT NEW ENERGY HOLDING, LLC, a Delaware limited liability company (“SNEH”), Buyer and ENERGY FUELS INC., an Ontario corporation (“EFI”) are parties to a certain Purchase and Sale Agreement dated April 29, 2016 (the “Purchase Agreement”).

AND WHEREAS, Seller is a member and has a 34% Ownership Interest in Roca Honda Resources, LLC, a Delaware limited liability company (the “Company”), and is a party to the Limited Liability Company Agreement dated July 26, 2007 (the “Operating Agreement”).

AND WHEREAS, Seller, SNEH, Buyer and EFI are closing the transactions under the Purchase Agreement and Seller and Buyer are entering into this Assignment as part of such closing to effect the transfer and assignment to Buyer of all of Seller’s right, title and interest in a 34% Ownership Interest in the Company.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Purchase Agreement, Seller and Buyer hereby agree as follows:

            1.        Defined Terms. Capitalized terms used herein that are not otherwise defined shall have the meaning given to such terms under the Purchase Agreement.

            2.        Sale and Conveyance. Seller hereby sells, assigns, transfers and conveys to Buyer all of Seller’s right, title and interest in and to (i) a 34% Ownership Interest in the Company and all rights and benefits related thereto, under the Operating Agreement, or pursuant to applicable laws, including, without limitation, all capital, capital accounts, voting rights, rights to share in profits and losses, rights to distributions and other rights and benefits, including without limitation Seller’s rights to a Sales and Marketing Agreement with Seller or Seller’s parent company as contemplated by Section 3.3(b) of the Operating Agreement, and (ii) all right, title and interest of Sellers in and to the Project (the “Conveyed Interests”), free and clear of any Encumbrances. Buyer hereby accepts all right, title and interest of Seller in and to all of the Conveyed Interests. Seller shall cease to be a member of the Company as of the Effective Date and hereby resigns and withdraws as a member, manager, officer or other representative of the Company.

            3.        Purchase Agreement. This Assignment is being executed in connection with the closing of the transactions under the Purchase Agreement and is subject to all of the terms and conditions of the Purchase Agreement, including, without limitation, all of the representations and warranties of the Seller under Article 3 and the indemnity under Article 7 of the Purchase Agreement.

            4.        Further Assurances. The Seller will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by the Buyer as necessary to assure to Buyer that all the rights and interests granted or intended to be granted under this Assignment and the Purchase Agreement are so granted. The Seller shall also take or shall cause to be taken such other reasonable actions as the Buyer may reasonably require to more effectively transfer, convey and assign to, and vest in, the Buyer, and put the Buyer in possession of the Conveyed Interests being conveyed and assigned hereunder.

            5.        Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            6.        Headings. The section headings contained in this Assignment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assignment.

            7.        Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

            IN WITNESS WHEREOF, Seller and Buyer have duly executed this Assignment as of the date first written above.

Seller: SC CLEAN ENERGY, INC., a Delaware corporation

By: _______________________________________________

Name: _____________________________________________

Title: ______________________________________________

Buyer: STRATHMORE RESOURCES US, LTD., a Nevada corporation

By: _______________________________________________

Name: _____________________________________________

Title: ______________________________________________

:

TRANSFER, BILL OF SALE AND ASSIGNMENT
(SUMMIT NEW ENERGY HOLDING, LLC)

       THIS TRANSFER, BILL OF SALE AND ASSIGNMENT (the “Assignment”), executed and effective as of this ___ day of May, 2016 (the “Effective Date”), is made by and between SUMMIT NEW ENERGY HOLDING, LLC, a Delaware limited liability company (“Seller”) and STRATHMORE RESOURCES US, LTD., a Nevada corporation (“Buyer”).

WHEREAS, Seller, SC CLEAN ENERGY, INC., a Delaware corporation (“SCC”), Buyer and ENERGY FUELS INC., an Ontario corporation (“EFI”) are parties to a certain Purchase and Sale Agreement dated April 29, 2016 (the “Purchase Agreement”).

AND WHEREAS, Seller is a member and has a 6% Ownership Interest in Roca Honda Resources, LLC, a Delaware limited liability company (the “Company”), and is a party to the Limited Liability Company Agreement dated July 26, 2007 (the “Operating Agreement”).

AND WHEREAS, Seller, SCC, Buyer and EFI are closing the transactions under the Purchase Agreement and Seller and Buyer are entering into this Assignment as part of such closing to effect the transfer and assignment to Buyer of all of Seller’s right, title and interest in a 6% Ownership Interest in the Company.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Purchase Agreement, Seller and Buyer hereby agree as follows:

            1.        Defined Terms. Capitalized terms used herein that are not otherwise defined shall have the meaning given to such terms under the Purchase Agreement.

            2.        Sale and Conveyance. Seller hereby sells, assigns, transfers and conveys to Buyer all of Seller’s right, title and interest in and to (i) a 6% Ownership Interest in the Company and all rights and benefits related thereto, under the Operating Agreement, or pursuant to applicable laws, including, without limitation, all capital, capital accounts, voting rights, rights to share in profits and losses, rights to distributions and other rights and benefits, including without limitation Seller’s rights to a Sales and Marketing Agreement with Seller or Seller’s parent company as contemplated by Section 3.3(b) of the Operating Agreement, and (ii) and all right, title and interest of Sellers in and to the Project (the “Conveyed Interests”), free and clear of any Encumbrances. Buyer hereby accepts all right, title and interest of Seller in and to all of the Conveyed Interests. Seller shall cease to be a member of the Company as of the Effective Date and hereby resigns and withdraws as a member, manager, officer or other representative of the Company.

            3.        Purchase Agreement. This Assignment is being executed in connection with the closing of the transactions under the Purchase Agreement and is subject to all of the terms and conditions of the Purchase Agreement, including, without limitation, all of the representations and warranties of the Seller under Article 3 and the indemnity under Article 7 of the Purchase Agreement.

            4.        Further Assurances. The Seller will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by the Buyer as necessary to assure to Buyer that all the rights and interests granted or intended to be granted under this Assignment and the Purchase Agreement are so granted. The Seller shall also take or shall cause to be taken such other reasonable actions as the Buyer may reasonably require to more effectively transfer, convey and assign to, and vest in, the Buyer, and put the Buyer in possession of the Conveyed Interests being conveyed and assigned hereunder.

            5.        Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            6.        Headings. The section headings contained in this Assignment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assignment.

            7.        Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

            IN WITNESS WHEREOF, Seller and Buyer have duly executed this Assignment as of the date first written above.

Seller: SUMMIT NEW ENERGY HOLDING, LLC, a Delaware limited liability company

By: _______________________________________________

Name: _____________________________________________

Title: ______________________________________________

Buyer: STRATHMORE RESOURCES US, LTD., a Nevada corporation

By: _______________________________________________

Name: _____________________________________________

Title: ______________________________________________